Exhibit 10.1

NXP B.V.

STOCKHOLDERS AGREEMENT

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TABLE OF CONTENTS

(CONTINUED)

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TABLE OF CONTENTS

(CONTINUED)

ATTACHMENTS

Exhibit A	Certain Definitions

Exhibit B	Confidentiality Agreement

Exhibit C	Potential Competitors

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STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is by and between DSP Group, Inc., a Delaware corporation (the “Company”), and NXP B.V., a limited liability company incorporated under the laws of the Netherlands (the “Purchaser”). The rights and obligations of the parties under this Agreement will not become effective until the Closing Date (as defined in the Master Agreement).

WHEREAS, pursuant to a Share and Business Sale Agreement, by and among the Company, an affiliate of the Company and the Purchaser (the “Master Agreement”), the Purchaser has agreed to accept, and the Company has agreed to deliver to the Purchaser, shares of the Common Stock of the Company, par value $0.001 per share (the “Common Stock”), as partial consideration for the Group to be sold to an affiliate of the Company by the Purchaser pursuant to the Master Agreement;

WHEREAS, the parties hereto desire to set forth certain terms and conditions applicable to, among other things, the acquisition, ownership and disposition of Common Stock and securities (including, without limitation, options, warrants, convertible or exchangeable securities or indebtedness, and other rights) convertible into, exchangeable for or exercisable for, directly or indirectly, Common Stock (whether at the time of issue or upon the passage of time or the occurrence of some future event) (collectively, “Company Securities”); and

WHEREAS, terms used herein without definition shall have the respective meanings given them in the Master Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein, the parties hereto, intending to be legally bound, agree as follows:

1.	COMPANY BOARD OF DIRECTORS.

1.1	Board Designee.

(a) The Company shall take all corporate action necessary to appoint to the Board of Directors of the Company (the “Company Board”), promptly upon the closing of the purchase and sale to the Purchaser of the Common Stock pursuant to the Master Agreement (the “Closing”), an individual designated by the Purchaser (such person, the “Purchaser Board Designee”). The Purchaser Board Designee shall have an initial term on the Company Board ending at the Company’s 2009 annual meeting of stockholders (a “Class III Director”), and thereafter shall be subject to election by the Company’s stockholders.

(b) The Purchaser Board Designee shall be entitled to serve as a member of the Company Board through the expiration of the initial term specified in the preceding paragraph (a) so long as the Purchaser, its Subsidiaries, Assignees and Covered

Affiliates collectively shall own beneficially at least fifty percent (50%) of the Common Stock purchased by the Purchaser pursuant to the Master Agreement, as adjusted as appropriate for any subsequent stock split or reverse stock split or other similar action (the “Ownership Threshold”). If at any time during such initial term the Purchaser, its Subsidiaries, Assignees and Covered Affiliates collectively shall cease to own beneficially Common Stock at least equal to the Ownership Threshold, the Purchaser shall, upon the request of the Company, cause the Purchaser Board Designee to resign from the Company Board.

1.2	Nomination to Company Board.

Following the expiration of the initial term of the Purchaser Board Designee as provided in Section 1.1(a) above, until such time as the Purchaser, its Subsidiaries, Assignees and Covered Affiliates collectively no longer beneficially own Company Securities at least equal to the Ownership Threshold, the Company shall take all corporate action necessary to nominate for election to the Company Board as a Class III Director an individual appointed by the Purchaser (the “Purchaser Board Nominee”), and to recommend to the Company stockholders the Purchaser Board Nominee’s election to the Company Board as a Class III Director with such equivalent efforts as for other nominees to the Company Board recommended by the Company.

1.3	Eligible Individuals; Confidentiality.

The Purchaser Board Designee and the Purchaser Board Nominee, as a condition to his or her appointment or nomination, and prior to attending any meeting of the Company Board or any committee thereof, shall execute a confidentiality agreement in substantially the form set forth in Exhibit B hereto, and agree to comply with the Company’s Code of Business Conduct and Ethics and other policies that apply to the members of the Company Board generally; provided, that the Purchaser Board Designee and Purchaser Board Nominee may disclose information to its agents or Affiliates as provided in such confidentiality agreement.

1.4	Vacancies.

In the event that the Purchaser Board Designee or any Purchaser Board Nominee ceases to serve as a member of the Company Board during such individual’s term of office for any reason and at such time the Purchaser would have the right to a designation hereunder if an election for the resulting vacancy were to be held, the director to fill such vacancy shall be designated by the Purchaser, subject to the requirements provided herein for any such designee.

2.	STANDSTILL COVENANT; VOTING OF SECURITIES.

2.1	Standstill Agreement.

(a) During the period commencing on the Closing Date and ending on the earlier of (i) the fifth anniversary of the Closing Date, (ii) six months after the date that the Purchaser no longer possesses the right to nominate a Purchaser Board Nominee, and (iii) a Change of Control (the “Standstill Period”), except as (x) specifically permitted by this Agreement or (y) specifically requested in writing in advance by the Company upon the approval of the Company Board (without any prior solicitation or request or other act encouraging the delivery of such a writing having been made to the Company or the Company Board or otherwise having been publicly made), the Purchaser shall not and, to the extent the Purchaser has provided any Affiliate with Confidential Information that was provided or made available by the Company or its Affiliates to the Purchaser Board Designee or Purchaser Board Nominee, as the case may be, in his or her capacity as such (a “Covered Affiliate”), ensure that such Covered Affiliate, as well as any Subsidiary of the Purchaser and Assignee, shall not, in any manner, directly or indirectly

(i) acquire, or offer or agree to acquire, or make any proposal or indicate any interest with respect to the acquisition of, directly or indirectly, by purchase or otherwise, any assets or property of the Company or its Subsidiaries or any Company Securities; provided, that the foregoing limitation shall not prohibit the acquisition of securities of the Company or any of its Subsidiaries issued as dividends or as a result of stock splits and similar reclassifications of Common Stock held by the Purchaser at the time of such dividend, split or reclassification; and provided, further, that the foregoing limitation shall not prohibit the purchases of goods and services in the ordinary course;

(ii) solicit proxies or consents or become a “participant” in a “solicitation” (as such terms are defined or used in Regulation 14A under the Exchange Act) of proxies or consents with respect to any Company Securities, or initiate or become a participant in any stockholder proposal or “election contest” (as such term is defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company or induce others to initiate the same, or otherwise seek to advise or influence any Person with respect to the voting of any Company Securities;

(iii) take any action for the purpose of calling a stockholders’ meeting of the Company;

(iv) make any proposal or any public announcement relating to, or submit to the Company or any of its directors, officers, representatives, trustees, employees, attorneys, advisors, agents or Affiliates any proposal for, a tender or exchange offer for Company Securities that would result in the Purchaser (together with its Covered Affiliates) exceeding the Stock Limitation or a merger, business combination, sale of assets, liquidation, restructuring, recapitalization or other extraordinary corporate transaction relating to the Company or any of its Subsidiaries or take any action that might require the Company or any of its Subsidiaries to make any public announcement regarding any of the foregoing, provided that nothing set forth in this Section 2.1(a)(iv) shall prohibit or restrict the Purchaser from soliciting, offering, seeking to effect and negotiating with any Person with respect to Transfers of Company Securities otherwise permitted by this Agreement, and provided, further, that in so doing, the Purchaser may make any statement required by applicable law, including without limitation, the amendment of any statement on Schedule 13D under the Exchange Act;

(v) deposit Company Securities held by it into a voting trust or subject any such securities to voting agreements (except for this Agreement and except for any such agreement among the Purchaser and any or all of its Covered Affiliates who may hold such securities), or grant any proxy with respect to any such securities to any person not designated by the Company;

(vi) except to the extent contemplated by this Agreement, form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) for the purpose of acquiring, holding, voting or disposing of Company Securities or taking any other actions restricted or prohibited under clauses (i) through (v) above;

(vii) disclose to any Person any intention, plan or arrangement inconsistent with the foregoing;

(viii) advise, assist or encourage any other Person in connection with any of the foregoing;

(ix) enter into any discussions, negotiations, arrangements or understandings with any other Person with respect to, or aid, abet or encourage any action prohibited by, any of the foregoing;

(x) make (publicly or to the Company or any of its directors, officers, representatives, trustees, employees, attorneys, advisors, agents, Subsidiaries or security holders, directly or indirectly) any request or proposal to amend, waive or terminate any provision of this Section 2 or any inquiry or statement relating thereto; or

(xi) act, alone or in concert with others, to seek to control or influence in any material respect the management or policies of the Company (beyond the actions of the Purchaser Board Designee or any Purchaser Board Nominee in his or her role as such and while serving as a member of the Company Board ).

References in this Section 2.1 to the “acquisition” of securities, or any derivation of such term, shall include, without limitation, any acquisitions deemed to be purchases for purposes of Section 16 of the Securities Act.

(b) Notwithstanding the provisions of Section 2.1(a), from and after the date six months following the Closing, the Purchaser and its Covered Affiliates may acquire Company Securities through open market and privately negotiated purchases or otherwise if, and only to the extent that, after the acquisition thereof the Purchaser and its

Covered Affiliates collectively would beneficially own in the aggregate no more than the number of shares of Common Stock purchased by the Purchaser pursuant to the Master Agreement, as adjusted for any stock dividends, combinations, splits or similar events (such limitation being the “Stock Limitation”). For purposes of clarification, the parties agree that under no circumstances shall the Purchaser or any of its Covered Affiliates, prior to the date six months following the Closing, acquire any securities of the Company in any manner, other than the Common Stock purchased pursuant to the Master Agreement or as specifically permitted pursuant to Section 2.1(a).

(c) The Stock Limitation shall not be exceeded in violation of Section 2.1(b) or any other provision of this Agreement if the percentage of the Common Stock beneficially owned by the Purchaser and its Covered Affiliates collectively is increased as a result of corporate action taken solely by the Company and not caused by any action taken by the Purchaser or any of its Covered Affiliates, provided, that neither the Purchaser nor any of its Covered Affiliates shall thereafter acquire beneficial ownership of any additional Company Securities unless such acquisition would not result in the Purchaser and its Covered Affiliates beneficially owning outstanding shares of Common Stock of the Company in excess of the Stock Limitation.

(d) Nothing contained in this Section 2 shall be deemed to (i) restrict the manner in which the Purchaser Board Designee or any Purchaser Board Nominee elected to the Company Board may participate in deliberations or discussions of the Company Board or individual consultations with the Chairman of the Company Board or any other members of the Company Board or management, so long as such actions do not otherwise violate any provision of Section 2.1(a), (ii) prohibit or restrict the Purchaser from soliciting, offering, seeking to effect and negotiating with any Person with respect to Transfers of Company Securities otherwise permitted by this Agreement, or (iii) prohibit or restrict the Purchaser or any of its Covered Affiliates from exercising any registration rights pursuant to Section 4 of this Agreement.

2.2	Notice of Acquisition; Compliance.

(a) At all times prior to the termination of the restrictions of Section 2.1 above, in the event that the Purchaser or any of its Covered Affiliates wishes to purchase additional Company Securities, the Purchaser will give the Company written notice of such intention two (2) Business Days prior to the date the Purchaser or any such Covered Affiliate purchases or agrees to purchase any such securities, provided that in the event such prior notice is commercially unreasonable under the circumstances, the Purchaser shall give such notice promptly following such purchase or agreement to purchase.

(b) The Purchaser shall not, and shall take commercially reasonable efforts to ensure that its Covered Affiliates do not, make any purchase or other acquisition of Company Securities other than in compliance with all Requirements of Law.

2.3	Voting.

At all times prior to the termination or lapsing of the restrictions of Section 2.1 above, the Purchaser shall take all action as may be required so that all Company Securities owned by the Purchaser and its Subsidiaries and Assignees are voted with respect to all matters to be voted on by stockholders of the Company, either (A) in accordance with the recommendations of the Company Board, or (B) for or against any such matter in the same proportion as the shares owned by all other stockholders of the Company (excluding the Purchaser and each of its Subsidiaries and Assignees that is a stockholder of the Company) are voted with respect to such matters. The Purchaser and all Subsidiaries and Assignees of the Purchaser owning any such securities shall be present, in person or by proxy, at all meetings of stockholders of the Company so that all such securities owned by the Purchaser and any such Subsidiary or Assignee may be counted for the purposes of determining the presence of a quorum at such meeting.

2.4	Consultation.

Notwithstanding anything in this Agreement to the contrary, (i) legal counsel for the Purchaser at all times shall have the right to confer with legal counsel for the Company regarding the application of the provisions of this Section 2, and (ii) the Purchaser Board Designee and the Purchaser Board Nominee (while serving in such positions) and any member of the Board of Directors or executive officer of the Purchaser may from time to time consult with the Chief Executive Officer of the Company regarding the ownership of Company Securities and other matters regarding the obligations of the Purchaser and its Covered Affiliates under this Section 2, provided, that such consultations pursuant to clauses (i) and (ii) above shall not include any proposal regarding the acquisition of control of the Company by the Purchaser, a Covered Affiliate, a Subsidiary of the Purchaser or an Assignee any proposal for any other action prohibited by this Section 2 or any proposal for the amendment of this Section 2 in contemplation of any such acquisition or other action.

3.	TRANSFER RESTRICTIONS.

3.1	Prohibited Transfers.

(a) If requested by any underwriter of any offering of securities of the Company registered under the Securities Act, the Purchaser shall not, and shall ensure that its Subsidiaries, Assignees and Covered Affiliates do not, directly or indirectly, sell, offer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, warrant or right to purchase, or otherwise dispose of or transfer, or enter into any swap or other agreement or any arrangement that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership in (any such action, a “Transfer”), any Company Securities held by it or them, during the period consisting of two (2) Business Days prior to and two (2) Business Days following the effective date of a registration statement of the Company filed under the Securities Act, except for Company Securities included in such registration, provided that if directors and officers of the Company holding Common Stock generally are subject to hold back restrictions of shorter duration, such shorter periods shall apply to the Purchaser and its Subsidiaries, Assignees and Covered Affiliates. If requested, the Purchaser shall enter, and shall ensure that all Subsidiaries, Assignees and Covered Affiliates of the Purchaser holding securities of the Company enter, into a lock-up agreement with the applicable underwriters that is consistent with the agreement in the preceding sentence.

(b) Subject to Section 3.1(e), the Purchaser shall not, and shall ensure that its Subsidiaries, Assignees and Covered Affiliates do not, directly or indirectly, Transfer Company Securities representing more than 1.0% of all outstanding Common Stock to any of the following:

(i) except in accordance with Section 3.3 below, any Person described in Exhibit C (each, a “Potential Competitor”); and

(ii) except in accordance with Section 3.3 below, any Person that following such Transfer would (alone or collectively with all Affiliates of such Person) beneficially own more than ten percent (10%) of the outstanding Common Stock.

(c) In order to enforce the foregoing covenants, the Company may impose stop transfer instructions with respect to a transfer of Company Securities that is prohibited by this Agreement.

(d) Any purported Transfers in violation of this Section 3 shall be null and void.

(e) Notwithstanding anything to the contrary contained herein, nothing in Section 3.1(b) or Section 3.3 shall be deemed to restrict the Transfer of Company Securities by the Purchaser (i) to any of its Affiliates or by any such Affiliate to the Purchaser or any other Affiliate of the Purchaser, provided, that all such Affiliates agree in writing to the reasonable satisfaction of the Company to be bound by the provisions of this Agreement (each, an “Assignee”), (ii) pursuant to any stock repurchase program of the Company, (iii) pursuant to any tender offer, exchange offer, merger, sale of the Company, reclassification, reorganization, recapitalization or other extraordinary transaction in which stockholders of the Company are offered, permitted or required to participate as holders of any of the Company Securities or (iv) as part of a Public Distribution (subject to the lock-up period provided in Section 3.1(a)) or a Rule 144 Transaction. Further, the restrictions contained in Sections 3.1(a), 3.1(b) and 3.3 shall terminate and be of no further force and effect upon a Change of Control or in the event that a Purchaser Board Designee or Purchaser Board Nominee is no longer serving on the Company Board.

3.2	Compliance with Law.

(a) The Purchaser shall, and shall ensure that its Subsidiaries, Assignees and Covered Affiliates shall, observe and comply with the Securities Act, the Exchange Act and applicable state securities laws, and the rules and regulations promulgated under both, as each is now in effect and as each is from time to time amended, and all other Requirements of Law in connection with any permitted Transfer of Company Securities, including, without limitation, all Requirements of Law relating to the use of insider information or the trading of securities while in the possession of nonpublic information.

(b) In furtherance of the foregoing, and in addition to the restrictions specified above, the Purchaser shall not, and shall ensure that its Subsidiaries, Assignees and Covered Affiliates do not, Transfer any Company Securities unless at such time at least one of the following is satisfied:

(i) a registration statement under the Securities Act covering the Company Securities proposed to be Transferred, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been filed with the SEC and made effective under the Securities Act;

(ii) counsel representing the Purchaser, reasonably satisfactory to the Company, shall have advised the Company in a written opinion letter reasonably satisfactory to the Company and its counsel, and upon which the Company and its counsel may rely, that no registration under the Securities Act would be required in connection with the proposed Transfer; or

(iii) an authorized representative of the SEC shall have rendered written advice to the Purchaser (sought by the Purchaser or counsel to the Purchaser, with a copy thereof and of all other related communications delivered to the Company) to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to the proposed Transfer.

3.3	Right of First Refusal.

(a) In addition to the other restrictions provided in this Agreement, the Purchaser shall not Transfer any Company Securities (other than to an Assignee), within two years following the Closing, subject to Section 3.1(e). Prior to Transferring Company Securities representing more than 1.0% of all outstanding common stock of the Company after the expiration of such two year period, subject to Section 3.1(e), the Purchaser will give written notice to the Company of its intention to Transfer Company Securities (as used in this Section 3.3, the “Sale Notice”). The Sale Notice will describe either (i) if the Purchaser intends to Transfer Company Securities to any Person that (A) following such Transfer, would (alone or collectively with all Affiliates of such Person) beneficially own more than ten percent (10%) of the outstanding common stock of the Company or (B) is a Potential Competitor (any such Transfer pursuant to (A) or (B), a “Significant Transfer”), (1) the class and number of Company Securities to be transferred, (2) the minimum consideration for which the Purchaser will Transfer the securities, and (3) the proposed Transferee and, to the extent such information is reasonably available to the Purchaser, the amount of securities of the Company then held by such proposed Transferee, or (ii) in the case of all other proposed Transfers, the class and number of Company Securities proposed to be Transferred, provided that, in the case of clause (ii), such Sale Notice may be given promptly following such Transfer if prior notice would be commercially impractical under the circumstances.

(b) In the event the proposed Transfer is a Significant Transfer, the Company shall have the right, within sixty (60) days after delivery of the Sale Notice, to elect to purchase all (but not less than all) of the Company Securities proposed to be so Transferred (the “Option Shares”) on the same terms and subject to the same conditions as those specified in the Sale Notice, exercisable by delivery to the Purchaser of a written notice stating that the Company elects to purchase the Option Shares.

(c) If the Company exercises its rights to purchase the Option Shares pursuant to paragraph (b) above, such purchase shall be consummated on a date selected by the Purchaser and agreed by the Company, provided, that the Company shall not be required to consummate such purchase prior to ninety (90) days following the Company’s delivery of its election notice to the Purchaser. On such date, the Company shall pay to the Purchaser the purchase price according to the terms and conditions set forth in the Sale Notice, and the Purchaser shall deliver to the Company a certificate or certificates evidencing the shares so purchased, provided, that in the event of a Transfer in which the consideration for the Company Securities is property other than cash or instruments of indebtedness, the purchase price will be the fair market value of such property, as determined by an independent third-party appraiser appointed by the Company and approved by the Purchaser, in its reasonable discretion.

(d) If and to the extent the Company fails to exercise its right of first refusal pursuant to paragraph (b) above, the Purchaser may Transfer that number of shares specified in the Sale Notice (but no more and no less than such specified number) solely to the transferee specified in the Sale Notice, provided, that (i) such Transfer is completed within ninety (90) days after the expiration of such period; (ii) such Transfer is made at a price and upon terms no more favorable to the transferee than those specified in the Sale Notice; and (iii) if the proposed Transfer would be a Transfer of five percent (5%) or more of the outstanding shares of Common Stock, or would be to a Person that following such Transfer would beneficially own seven and one-half percent (7.5%) or more of the outstanding Common Stock, the proposed transferee executes and delivers to the Company, prior to receipt of such shares, a written agreement in form and substance satisfactory to the Company to be bound by all the provisions of this Section 3 hereof provided, however, the provisions of this Section 3 shall remain in effect with respect to such transferee so long as such transferee beneficially owns five percent (5%) or more of the Common Stock notwithstanding the fact that a Purchaser Board Designee or Purchaser Board Nominee is no longer serving on the Company Board. In the event that the Purchaser has not Transferred such securities within such ninety (90) day period, the Purchaser shall not thereafter Transfer any of such Company Securities without first complying with the procedures set forth in this Section 3.3.

(e) Notwithstanding the foregoing, the rights of first refusal of the Company under this Section 3.3 shall not apply to: (i) any Transfer of Company Securities in a Public Distribution; (ii) any Transfer of Company Securities in a Rule 144 Transaction; (iii) any other Transfer of Company Securities effected on a nationally recognized securities exchange or the Nasdaq Global Market, provided, that, to the knowledge of the Purchaser, no purchaser of such securities (other than the underwriter or placement agent) is purchasing more than one percent (1.0%) of the outstanding Common Stock in any such Transfer; (iv) any Transfer of Company Securities specified in Section 3.1(d); or (v) any pledge of securities made pursuant to a bona fide loan transaction with a financial institution or pursuant to any indenture, credit agreement or similar agreement with respect to debt securities of the Purchaser or its Subsidiaries, that creates a mere security interest, provided that, in the event of any such pledge, the Purchaser shall inform the Company of such pledge prior to effecting it, and provided, further, that the restrictions on other Transfers of Company Securities described herein shall continue in accordance with the terms hereof. For purposes of clarification, the obligation of a transferee of Company Securities to execute and deliver an agreement of the type specified in clause (iii) of paragraph (d) above shall not apply to any Transfers of Company Securities referred to in clauses (i), (ii), (iii) and (iv) of this paragraph (e).

(f) The Company, at its sole discretion, may exercise its rights of first refusal as provided above either directly or through any other Person, and may assign such right to any other Person, provided, that the Company will guarantee the obligation of such Person to purchase the Company Securities subject to the exercise of such rights.

(g) The Purchaser shall ensure that any Subsidiary, Assignee or Covered Affiliate of the Purchaser desiring to Transfer any Company Securities (other than to the Purchaser or any other Subsidiary of the Purchaser) shall comply with the procedures described in this Section 3.3 as if it were the “Purchaser” hereunder. All proposed Transfers by the Purchaser and any of its Subsidiaries, Assignees and Covered Affiliate whom the Purchaser has transferred Company Securities pursuant hereto as part of the same or series of related transactions shall be deemed one Transfer for purposes of determining whether such proposed Transfers constitute a Significant Transfer.

4.	REGISTRATION RIGHTS.

4.1	Certain Definitions.

As used in this Agreement, the following capitalized terms have the following meanings:

(a) “Demand Registration” shall mean a registration requested by the Holders pursuant to Section 4.2 hereof.

(b) “Holders” shall mean the Purchaser and any transferee of the Purchaser’s rights under this Section 4 as permitted by the terms hereof.

(c) “Registrable Securities” shall mean the Common Stock, together with any securities issued or issuable by the Company in respect of any of such securities by way of a distribution or split or in connection with a combination or subdivision of such securities of the Company or a reclassification, recapitalization, merger, consolidation or other reorganization of the Company, provided, that as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when:

(i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of under such registration statement;

(ii) such securities shall have been transferred pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”);

(iii) such securities shall have been otherwise transferred or disposed of, and new certificates therefor not bearing a legend restricting further transfer shall have been delivered by the Company, and subsequent transfer or disposition of them shall not require their registration or qualification under the Securities Act or any similar state law then in force; or

(iv) such securities shall have ceased to be outstanding.

(d) “Shelf Registration Statement” shall mean a Registration Statement of the Company filed with the SEC on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

(e) “Shelf Take-Down” shall mean any offering of sale of Registrable Securities by a Holder pursuant to a Shelf Registration Statement.

4.2	Shelf Registration.

(a) Filing. Subject to the Company’s rights under Section 4.2(c) and the limitations set forth in Section 4.2(d), the Company shall use its reasonable best efforts to file with the SEC prior to the second anniversary of the Closing Date and cause to be declared effective under the Securities Act on or prior to the second anniversary of the Closing Date a Shelf Registration Statement as will permit or facilitate the sale and distribution of the Holders’ Registrable Securities. If, on the date of any such demand, the Company does not qualify to file a Shelf Registration Statement, then the provisions of Section 4.3 hereof shall apply instead of this Section 4.2. In no event shall the Company be required to file, and maintain effectiveness pursuant to Section 4.2(b) of, more than one Shelf Registration Statement.

(b) Continued Effectiveness. Except as otherwise agreed by the Holders, the Company shall use its reasonable best efforts to keep the Shelf Registration Statement filed pursuant to Section 4.2(a) hereof continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by the Holders until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement and (ii) such shorter period as the majority of the Holders may agree to in writing (such period of effectiveness, the “Shelf Period”).

(c) Suspension of Filing or Registration. If the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or equivalent senior executive of the Company, stating that the filing, effectiveness or continued use of the Shelf Registration Statement would require the Company to make an Adverse Disclosure, then the Company shall have a period of not more than ninety (90) days (or such longer period as the Purchaser shall consent to in writing) within which to delay the filing or effectiveness of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by the Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that, unless consented to in writing by the Purchaser, the Company shall not be permitted to exercise Shelf Suspensions for periods in the aggregate of more than ninety (90) days during any one-year period or one hundred twenty (120) days in any two-year period. In the case of a Shelf Suspension that occurs after the effectiveness of the Shelf Registration Statement, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been declared effective, shall promptly thereafter file the Shelf Registration Statement and use its reasonable best efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf Registration Statement, shall amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission prior to the expiration of the Shelf Suspension and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration Statement or by the instructions applicable to such registration form or by the Securities Act or as may reasonably be requested by the Holders of a majority of the Registrable Securities then outstanding.

(d) Underwritten Shelf Take-Downs.

(i) So long as the Holders own Registrable Securities, the majority of Holders may elect in a written demand delivered to the Company (an “Underwritten Shelf Take-Down Notice”) to sell Registrable Securities pursuant to a Shelf Registration Statement in the form of an underwritten offering (an “Underwritten Shelf Take-Down”), and the Company shall, if so requested, file and effect an amendment or supplement of the Shelf Registration Statement for such purpose as soon as practicable. The Holders shall indicate in such Underwritten Shelf Take-Down Notice whether they intend for such Underwritten Shelf Take-Down to involve a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the underwriters over a period of at least forty-eight (48) hours (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, the Company shall promptly (but in any event no later than ten (10) days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all other Holders of Registrable Securities under such Shelf Registration Statement and any such Holders requesting inclusion in such Marketed Underwritten Shelf Take-Down must respond in writing within five (5) days after the receipt of such notice. The majority of the Holders shall have the right to select the underwriter or underwriters to administer such Underwritten Shelf Take-Down; provided that such underwriter or underwriters shall be reasonably acceptable to the Company.

(ii) With respect to any Underwritten Shelf Take-Down, the right of any Holder to participate shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. The Company shall, together with all Holders proposing to distribute their securities through such Underwritten Shelf Take-Down, enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Holders and reasonably satisfactory to the Company. Notwithstanding any other provision of this Section 4.2, if the underwriter shall advise the Company that marketing factors (including, without limitation, an adverse effect on the per share offering price) require a limitation of the number of shares to be underwritten in an Underwritten Shelf Take-Down, then the Company shall so advise all Holders that have requested to participate in such Underwritten Shelf Take-Down, and the number of shares of Registrable Securities that may be included in such Underwritten Shelf Take-Down shall be allocated (i) first, pro rata among such Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of such Underwritten Shelf Take-Down (or as otherwise agreed by the Holders) and (ii) second, pro rata among any other Persons holding securities of the Company included in such Shelf Registration Statement. No Registrable Securities excluded from a Underwritten Shelf Take-Down by reason of the underwriter’s marketing limitation shall be included in such underwritten offering.

(iii) Notwithstanding the rights and obligations set forth in Section 4.2(d), in no event shall the Company be obligated to take any action to effect more than one (1) Marketed Underwritten Shelf Take-Downs at the request of the majority of the Holders or to effect any Underwritten Shelf Take-Down of Registrable Securities with an anticipated aggregate offering price, net of underwriting commissions and discounts, of less than fifteen million dollars ($15,000,000) or, if less, involving the sale of at least fifty percent (50%) of the Registrable Securities. Notwithstanding the foregoing, in the event that the underwriters require that the securities included in any Marketed Underwritten Take-Down be cut back as set forth in the preceding Section 4.2(d)(ii), as a result of which the number of Registrable Securities to be included in such Marketed Underwritten Shelf Take-Down is less than fifty percent (50%) of the number of Registrable Securities requested to be included, then such Marketed Underwritten Shelf Take-Down shall not be counted for purposes of the limit set forth in the preceding sentence.

4.3	Demand Registration Rights.

(a) If, after the second anniversary of the Closing Date, the Company shall receive (i) a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of (A) at least fifty percent (50%) of the aggregate Registrable Securities or (B) Registrable Securities with an anticipated aggregate offering price, net of underwriting commissions and discounts, of at least fifty million dollars ($50,000,000) or (ii) if the Company is eligible to file a registration statement on Form S-3 under the Securities Act, a written request from any Holder or Holders of the Registrable Securities that the Company file a registration statement on Form S-3 under the Securities Act covering the registration of Registrable Securities with an anticipated aggregate offering price, net of underwriting discounts and commissions, in excess of fifteen million dollars ($15,000,000), then, in each case, the Company shall, subject to the limitations set forth in this Agreement, (y) promptly following receipt thereof, give written notice of such request to all Holders (the “Notice of Request for Registration”) and (z) as soon as practicable, use its reasonable best efforts to effect such registration under the Securities Act covering all Registrable Securities which the Holders request to be registered by notice to the Company within thirty (30) days of the mailing of the Notice of Request for Registration by the Company.

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to Section 4.3(a) and the Company shall include such information in the Notice of Request for Registration. The underwriter shall be selected by the Initiating Holders, subject to the consent of the Company to such underwriter and its form of underwriting agreement, which consent shall not be unreasonably withheld. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. If any Holder disapproves of the terms of the underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter. The Registrable Securities so withdrawn shall also be withdrawn from registration.

(c) Notwithstanding any other provision of this Section 4.3, if the underwriter or underwriters determine, in good faith, that marketing factors require a limitation of the number of shares to be underwritten, the underwriters may limit in their sole discretion the number of Registrable Securities to be included in the registration and underwriting, subject to the terms of this Section 4.3(c). The Company shall so advise all holders of the Company’s securities that would otherwise be registered and underwritten pursuant to such registration. The Holders of Registrable Securities shall have absolute priority over any other securities requested to be included in such registration and underwriting. The number of shares of such securities, including Registrable Securities, that may be included in the registration and underwriting shall be allocated in the following manner (unless otherwise agreed by such Holders):

(i) first, among the Holders of Registrable Securities, in proportion, as nearly as practicable, to the respective amounts of such securities held by such holders and otherwise entitled to be included in such registration;

(ii) second, among holders of other securities in accordance with the terms of their respective registration rights, if any, in each case in proportion, as nearly as possible, to the respective amounts of such securities held by each such holder and otherwise entitled to be included in such registration; and

(iii) third, to any securities proposed to be issued or sold for the account of the Company.

(d) Notwithstanding anything to the contrary in this Section 4.3, in the event that the underwriters require that the securities included in a registration statement be cut back as set forth in the preceding paragraph (c), as a result of which the number of Registrable Securities to be included in such registration statement is less than fifty percent (50%) of the number of Registrable Securities requested to be included in such registration statement, the registration shall not be considered a Demand Registration, and shall not be counted for purposes of the limit on Demand Registrations set forth in Section 4.3(f) hereof.

(e) Notwithstanding the foregoing, but subject to the terms of this paragraph (e), the Company shall not be obligated to effect any registration pursuant to this Section 4.3 if at the time of any request to register Registrable Securities pursuant to this Section 4.3:

(i) the Company has in good faith decided to proceed with a registered public offering;

(ii) the Company Board makes a good faith determination that the filing or effectiveness of a registration statement would require the disclosure of information relating to any development, event, occurrence or change in circumstance relating in any way to the Company or its business or plans, the disclosure of which would adversely affect the Company, including without limitation the business and plans of the Company (an “Adverse Disclosure”); or

(iii) audited financial statements of the Company are not available or the Company is not then able to comply with the SEC requirements applicable to the requested registration (notwithstanding its reasonable efforts to comply).

In the circumstances described in clauses (i), (ii), and (iii) above, the Company may, at its option, direct that such request be delayed (x) for a period not in excess of ninety (90) days from the effective date of an offering described in clause (i), (y) for such period as the Company Board determines in good faith is necessary to avoid any adverse effect on the Company’s activities or planned activities or to avoid the adverse effect of any required disclosure with respect to the circumstances described in clause (ii), or (z) for such period as is necessary to address the circumstance or circumstances described in clause (iii), provided, that such deferrals cumulatively with respect to one (1) or more requested registrations pursuant to this Section 4.3 shall not exceed in the aggregate ninety (90) days in any one (1) year period or one hundred twenty (120) days in any two (2) year period.

(f) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 4.3:

(i) after the Company has effected two (2) Demand Registrations and such registrations have been declared or ordered effective;

(ii) during each period following the effective date of a registration statement effected by the Company in an underwritten offering of Common Stock, whether for its own account or for the account of others, equal to the period of any lock-up of stockholders of the Company required by the underwriting firm which was the lead manager of the offering related to the registration statement; or

(iii) within one hundred eighty (180) days after the effective date of any registration statement filed by the Company in response to a request pursuant to this Section 4.3.

4.4	Piggyback Registration.

(a) If, after the second anniversary of the Closing Date, the Company proposes to register any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration on Form S-8 or S-4 or a registration in which the only common stock of the Company being registered is shares issuable upon the conversion or exercise of other securities), the Company shall give each Holder written notice of such registration promptly (which notice, to the extent reasonably practicable following the Board’s determination to effect the registration, without additional burden or delay, the Company shall use reasonable efforts to mail at least thirty (30) days prior to the filing of the applicable registration statement with the SEC). Upon the written request of each Holder given within fifteen (15) days after mailing of such notice by the Company, the Company shall, subject to the limitations set forth in this Agreement, use its reasonable best efforts to include in the registration statement under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered, provided, that the Company shall under no circumstances be required to delay the filing or the effectiveness of its registration statement in order to accommodate any Holders, regardless of the time of delivering of any such notice, and provided, further, that nothing in this Agreement shall prevent the Company from, at any time and for any reason, in its sole discretion, abandoning, withdrawing or delaying any such registration without obligation to any Holder, regardless of any action whatsoever that the Holder may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise.

(b) Registrable Securities shall be sold in such offering only in such quantity as the managing underwriter determines, in its sole discretion, will not jeopardize the success of the offering by the Company. To the extent that the managing underwriter will not permit the registration of all of the securities sought to be registered, in the case of a registration pursuant to this Section 4.4, the Company shall so advise all holders of the Company’s securities that would otherwise be registered and underwritten pursuant to such registration, and the number of shares of such securities, including Registrable Securities, that may be included shall be allocated in accordance with the following priorities:

(i) first, among the shares proposed to be included in such registration statement for the account of the Company;

(ii) second, pro rata with respect to all Holders of Registrable Securities or holders of other Common Stock who have requested to be included in the registration pursuant to this Section 4.4 or pursuant to piggyback registration provisions of other agreements that rank pari passu with the piggyback rights provided hereunder, in proportion to the number of shares owned by each such holder; and

(iii) third, among holders of any other common stock of the Company, in accordance with the terms of their respective registration rights, if any, in proportion to the number of shares owned by each such holders.

The respective ownership percentages of any holder for purposes of prorating any underwriting cutback or participation under this Section 4.4 shall be measured as of the date of the determination of the final terms of the offering covered by the registration statement for which such ownership percentages are being calculated.

(c) In connection with any offering involving an underwriting under this Section 4.4, the Company shall not be required to include any Holder’s securities in such underwriting unless such Holder accepts the underwriters selected by the Company and the proposed pricing and other terms of the underwriting as agreed upon between the Company and the underwriters (all in the Company’s sole discretion) and executes an underwriting agreement with such underwriters containing such provisions as may be reasonably required by such underwriters.

4.5	Obligations of the Company.

Whenever required under this Section 4 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred eighty (180) days or such shorter period as required until the Holder or Holders have completed the distribution contemplated in the registration statement, provided, that the Company shall have the right to suspend the effectiveness of any registration statement filed pursuant to Section 4.2, 4.3 or 4.4 and by notice to the Holders to require the Holders to cease using any related prospectus if at any time:

(i) the SEC or any other Governmental Authority issues any stop order suspending the effectiveness of the registration statement or qualification of the Registrable Securities or initiates or threatens to initiate any proceedings for that purpose, provided, that the Company shall use its reasonable best efforts to obtain the withdrawal of any such stop order as soon as reasonably practicable;

(ii) any event happens that requires the making of any changes in the registration statement or the related prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, that the Company shall use its reasonable best efforts to make such required changes as soon as practicable; or

(iii) the Company Board makes a good faith determination that the continued effectiveness of a registration statement would result in an Adverse Disclosure, provided, that the maximum period of suspension in connection with the circumstances described in this clause (iii) that the Company may require with respect to any registration requested by the Holders during any one hundred eighty (180) day period shall be either (A) forty-five (45) days, with respect to any registration which was deferred by the Company pursuant to Section 4.3(e)

above, or (B) ninety (90) days, with respect to any registration with respect to which the Company did not exercise any such deferral rights; and provided, further, that if the Company has exercised any deferral rights pursuant to Section 4.3(e) above with respect to any registration, then the Company may not suspend such registration in connection with the circumstances described in this clause (iii) until at least sixty (60) days shall have passed since the effective date of the applicable registration statement;

and provided, further, that the maximum period of one hundred eighty (180) days specified above shall be extended for a period of time equal to the period of the suspension of the effectiveness of the registration statement as provided above.

(b) Notwithstanding the foregoing, if applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (x) includes any prospectus required by Section 10(a)(3) of the Securities Act or (y) reflects facts or events representing material or fundamental change in the information set forth in the registration statement, the Company may incorporate by reference information required to be included in clauses (x) and (y) above to the extent such information is contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

(c) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary during the period specified in the preceding paragraph (a) to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(d) Furnish to the Holders such numbers of copies of a prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(e) Use its reasonable best efforts to register or qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in any jurisdiction where it is not then so qualified or, subject itself to taxation or general service of process in any such jurisdiction where it is not then so subject.

(f) Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the Company’s becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of any such Holder, prepare and furnish to such Holder a reasonable number of copies of an amendment to such registration statement or related prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, the prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(g) Notify each Holder of Registrable Securities covered by such registration statement at any time:

(i) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or any order preventing the use of the related prospectus, or the initiation or any threats of any proceedings for such purposes, in each case of which the Company is aware; and

(ii) of the receipt by the Company of any written notification of the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or any threats of any proceeding for that purpose.

(h) Use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and as soon as reasonably practicable make available to its stockholders an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act, provided, that the Company shall be deemed to have complied with this paragraph if it has complied with Rule 158 under the Securities Act.

(i) If the registration is an underwritten registration, enter into a customary underwriting agreement and in connection therewith:

(i) make such representations and warranties to the underwriters in form, substance and scope as are customarily made by issuers to underwriters in comparable underwritten offerings;

(ii) use reasonable efforts to obtain opinions of counsel to the Company, addressed to the underwriters, and covering the matters customarily covered in opinions requested in comparable underwritten offerings;

(iii) use reasonable efforts to obtain “cold comfort” letters and bring-downs thereof from the Company’s independent certified public accountants, addressed to the underwriters, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters by independent accountants in connection with underwritten offerings; and

(iv) deliver such documents and certificates as may be reasonably and customarily requested by the managing underwriters and as may be reasonably available to the Company to evidence compliance with clause (f) above and with any customary conditions contained in the underwriting agreement.

(j) Cooperate with the Holders of Registrable Securities covered by such registration statement and the managing underwriter or underwriters or agents, if any, to facilitate the timely preparation and delivery of certificates (in such denominations as the Holders may reasonably request) representing the securities to be sold under such registration statement.

(k) Use its reasonable best efforts in cooperation with the underwriters to list such Registrable Securities on each securities exchange on which similar securities issued by the Company are then listed.

(l) Provide a transfer agent and registrar for all Registrable Securities covered by such registration and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(m) In the case of an underwritten offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the underwriters and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto.

4.6	Certain Holder Obligations.

(a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 4 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company in writing (and signed by the Holder and stated to be specifically for use in the related registration statement, preliminary prospectus, prospectus or other document incident thereto) such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. Any such information, or any comments on any such information included in a draft of a registration statement provided to a Holder for its comment, shall be provided to the Company promptly upon request by the Company.

(b) The Company shall have no obligation with respect to any registration requested pursuant to Section 4.3 if, due to the operation of Section 4.6(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 4.3(a).

(c) Each Holder shall notify the Company, at any time when a prospectus is required to be delivered under applicable law, of the happening of any event as a result of which the prospectus included in the applicable registration statement, as then in effect, with respect to information provided or confirmed by such Holder, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. Each Holder shall immediately upon the happening of any such event cease using such prospectus. If so requested by the Company, each Holder promptly shall return to the Company any copies of any prospectus in its possession (other than permanent file copies) that contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(d) Upon receipt of any notice from the Company (i) of the actual or contemplated suspension of the effectiveness of a registration statement pursuant to Section 4.5(a) above or (ii) that the Company has become aware that the prospectus (or any preliminary prospectus) included in any registration statement filed pursuant to Section 4.2, 4.3 or 4.4 above, as then in effect, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each Holder shall forthwith cease from engaging in any sale or delivery of Registrable Securities pursuant to the applicable registration statement or related prospectus until such Holder has received written notice from the Company to the effect that such sales or deliveries may be resumed and, if applicable, the Company has delivered to the Holder a supplemental or amended prospectus. In addition, if so directed by the Company, each Holder shall deliver to the Company at the Company’s expense all copies in such Holder’s possession of the prospectus covering the Registrable Securities that was in effect prior to such amendment or supplement or that otherwise is requested by the Company in connection with any suspension of the effectiveness of a registration statement pursuant to Section 4.5(a) above.

4.7	Expenses of Registration.

The Company will pay all Registration Expenses in connection with all registrations of Registrable Securities pursuant to this Agreement, and each Holder shall pay (x) any fees or disbursements of counsel to such Holder (other than the fees or disbursements of a single counsel to the Holders, which shall be paid by the Company) and (y) all underwriting discounts and commissions and transfer taxes, if any, and documentary stamp taxes, if any, relating to the sale or disposition of such Holder’s Registrable Securities pursuant to the registration statement. The Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 4.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one Demand Registration pursuant to Section 4.3. Notwithstanding the foregoing, each Holder shall pay such Registration Expenses which such Holder is required to pay under applicable law.

4.8	Delay of Registration.

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 4.

4.9	Indemnification.

In the event any Registrable Securities are included in a registration statement under this Section 4:

(a) To the fullest extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, offering circular, free writing prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state in such registration statement, including any preliminary prospectus, offering circular, free writing prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law applicable to the Company;

and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, that the indemnity agreement contained in this Section 4.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), and provided, further, that the Company shall not be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such

Holder, underwriter or controlling person and provided, further, that the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or to any other Person, if any, who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that such loss, claim, damage, liability or action arises out of such Person’s failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in the final prospectus.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation specified in clause (i) or (ii) of the definition thereof, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration, and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 4.9(b), in connection with investigating or defending any such loss, claim, damage, liability or action, provided, that the indemnity agreement contained in this Section 4.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided, further, that in no event shall any indemnity under this Section 4.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 4.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel selected by the indemnifying party (but subject to the reasonable approval of the indemnified party), provided, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.

The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 4.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 4.9.

(d) If the indemnification provided for in this Section 4.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 4.9 were determined solely by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. Notwithstanding the provisions of this Section 4.9(d), an indemnified party shall not be required to contribute any amount in excess of the amount by which the net proceeds received by such indemnified party or its Affiliated indemnified party in the offering exceeds the amount of any damages which such indemnified party, or its Affiliated indemnified party, has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and the Holders under this Section 4.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 4, and otherwise.

4.10	Assignment of Registration Rights.

The rights to cause the Company to register Registrable Securities pursuant to this Section 4 may be assigned (but only with all related obligations) by the Purchaser to (i) an Assignee of such securities who receives such Registrable Securities pursuant to a Transfer made in compliance with this Agreement and any other restrictions on Transfer imposed by law or (ii) any other Person who receives such Registrable Securities pursuant to a Transfer made in compliance with this Agreement and any other restrictions on Transfer imposed by law and after such assignment or Transfer, holds at least twenty percent (20%) of the shares of the aggregate Registrable Securities purchased by the Purchaser or any of its Affiliates pursuant to the Master Agreement or as permitted by this Agreement (determined on an as-converted basis), provided, that: (x) the Company is, promptly after such Transfer, furnished with written notice of the name and address of such transferee or Assignee and the securities with respect to which such registration rights are being assigned; (y) such transferee or Assignee agrees in writing to be bound by and subject to the terms and conditions of Section 4 of this Agreement; and (z) such assignment shall be effective only if immediately following such Transfer the further disposition of such securities by the transferee or Assignee is restricted under the Securities Act.

4.11	Termination of Registration Rights.

The right of any Holder to request registration pursuant to Section 4.3 or inclusion in any registration pursuant to Section 4.4 shall terminate at such time as both (i) such Holder and its Affiliates beneficially own less than five percent (5%) of the outstanding Common Stock and (ii) all Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 or any similar rule or regulation hereafter adopted by the SEC during any ninety (90) day period.

4.12	Rule 144.

(a) The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC.

(b) Upon the request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

4.13	No Conflicting Agreements.

The Company will not hereafter enter into any agreement with respect to its securities which would constitute a violation by the Company of, or prevent the Company from performing, its obligations to Holders under this Section 4. Without limiting the generality of the foregoing, the Company will not after the Closing Date grant to any other Person piggyback registration rights superior in priority to the piggyback registration rights granted to the Purchaser in Section 4.4 hereof.

4.14	Remedies.

The Holders of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of their rights under this Section 4. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Section 4 and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

5.	RESTRICTIVE LEGEND.

5.1	Legend.

All certificates representing the Company Securities deliverable to the Purchaser pursuant to the Master Agreement or otherwise acquired by the Purchaser or any of its Affiliates (collectively, the “Purchaser Shares”), and any certificates subsequently issued with respect thereto or in substitution therefor, shall bear a legend substantially as follows, in addition to any legend the Company determines is required pursuant to any applicable Requirement of Law:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES OR THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT TO THE EFFECT THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE FURTHER SUBJECT TO CERTAIN RESTRICTIONS RELATING TO TRANSFER, VOTING AND OTHER MATTERS SPECIFIED IN THE STOCKHOLDERS AGREEMENT DATED AS OF AUGUST 30, 2007, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE CORPORATE SECRETARY OF THE ISSUER.

5.2	Removal of Legends.

The legend set forth in Section 5.1 above and any stop transfer orders shall be removed, and the Company shall issue certificates without such legends, with respect to any Purchaser Shares transferred in any Transfer permitted by the terms of this

Agreement with respect to which (i) the Company has received an opinion from counsel to the Purchaser or its Affiliates, as the case may be, in form and substance and from counsel reasonably satisfactory to the Company, that the Purchaser Shares so Transferred will cease to be “restricted securities” within the meaning of Rule 144 following such Transfer, and (ii) the provisions of this Agreement provide that the transferee of such Purchaser Shares will not be subject to the restrictions of this Agreement.

6.	FURTHER ASSURANCES.

Each party shall execute and deliver such additional instruments, documents or other writings as may be reasonably requested by the other party in order to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

7.	SUCCESSORS AND ASSIGNS.

7.1	Successors and Assigns.

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Except as otherwise expressly provided herein, neither party may assign any of its rights or obligations hereunder without the written consent of the other party hereto.

7.2	Guarantee.

(a) The Purchaser hereby absolutely, unconditionally and irrevocably guarantees (i) the full and complete performance by each Assignee and each of all covenants and obligations to be performed by it under this Agreement, and (ii) the payment of any and all damages, losses, claims, demands, recoveries, deficiencies, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) which the Company or any of its successors, assigns or Affiliates may suffer or incur in connection with, resulting from or arising out of any breach by any Assignee of any such covenants and obligations, which guarantee shall be effective automatically upon the related assignment pursuant to Section 3.1(e)(i).

(b) Without limiting the generality of the preceding paragraph (a), the Purchaser agrees that, in the event that any Assignee fails to perform any of its duties and obligations under this Agreement and monetary claims by the Company or any of its successors, assigns or Affiliates arising out of or with respect to such failure to perform have been finally determined (without right to appeal) to be payable to the Company or any such successor, assign or Affiliate (“Payment Determination”), then the Purchaser shall promptly pay over to the Company or such successor, assign or Affiliate all of the amounts so determined to be due to it within thirty (30) days after such Payment Determination, if and to the extent that the Assignee shall have failed to pay such amounts within such time period.

(c) In addition to all other amounts to which it may be entitled hereunder, in the event that the Company or any of its successors, assigns or Affiliates recovers any amounts from the Purchaser or any Affiliate of the Purchaser pursuant to this Section 7.2 or otherwise in connection with the matters giving rise to the Purchaser’s guarantee obligation hereunder, the Company or any such successor, assign or Affiliate shall be entitled to recover from the Purchaser all reasonable costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees and expenses) incurred by the Company or any such successor, assign or Affiliate in connection with the enforcement of this Section 7.2 against the Purchaser and all actions or proceedings, in any way, manner or respect arising out of or relating to the enforcement by the Company of its rights under this Section 7.2 against the Purchaser. In the event that the Company or any of its successors, assigns or Affiliates seeks to enforce this Section 7.2 against the Purchaser and is finally judicially determined not to be entitled to any recovery with respect to the matter for which the Purchaser’s guarantee hereunder was sought to be enforced, the Purchaser shall be entitled to recover from the Company all reasonable costs and expenses (including, without limitation, court costs and reasonable attorney’s fees and expenses) incurred by the Purchaser in connection with the Purchaser’s defending such enforcement action.

7.3	Certain Waivers and Authorizations.

In connection with any guaranty by the Purchaser pursuant to Section 7.2 above:

(a) The Purchaser hereby irrevocably waives, to the fullest extent permitted by law: (i) any defense based upon any legal disability or any discharge or limitation of the liability of any Assignee, whether consensual or arising by operation of law or by any bankruptcy, reorganization, receivership, insolvency or similar debtor-relief proceeding, or from any other cause; (ii) presentment, demand, protest and notice of any kind with respect to the guarantee obligations of the Purchaser hereunder, including, without limitation, notices of nonperformance, protest and dishonor; and (iii) any right to require the Company to proceed against any Assignee or any other party or to pursue any other remedy in the Company’s power whatsoever.

(b) The Purchaser’s obligations under Section 7.2 shall be primary obligations and are independent of those of any Assignee. The Company may bring a separate action against the Purchaser, without first proceeding against any Assignee, or any other Person and without pursuing any other remedy. The Company’s rights hereunder shall not be exhausted by any action of the Company until all obligations of all Assignees have been performed and there shall be no outstanding default thereunder, and all obligations of the Purchaser otherwise shall have been performed.

(c) To the fullest extent permitted by law, the Company may at any time and from time to time, without the consent of or notice to the Purchaser, without incurring any responsibility to the Purchaser, and without impairing or releasing the obligations of the Purchaser hereunder, upon or without any terms or conditions and in whole or in part:

(i) exercise or refrain from exercising any rights against any Assignee or others or otherwise act or refrain from acting;

(ii) subordinate, release, settle or compromise any of the obligations of any Assignee with the consent of Assignee;

(iii) consent to or waive any breach of, or any act, omission or default under, this Agreement, or otherwise agree with any Assignee to amend, modify or supplement this Agreement or any other instrument or agreement; or

(iv) substitute, add or release any one or more guarantors.

(d) The obligations of the Purchaser hereunder shall continue to be effective if any obligations of any Assignee are rescinded or nullified but would have otherwise existed with respect to the Purchaser, or any payment made thereby must otherwise be restored or returned to such party, or any trustee, receiver, custodian, liquidator or other similar officer thereof (and is so returned) upon the bankruptcy of such party or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to such party.

(e) The obligations of the Purchaser hereunder shall continue to be effective notwithstanding any other provision hereof or any amendment or modification of this Agreement, or any assignment or any rejection thereof which may occur in any bankruptcy or proceeding concerning any Assignee, whether permanent or temporary, and whether or not assented to by any of the parties to this Agreement.

(f) Without notice to or further assent from the Purchaser, any of the terms and conditions respecting the duties and obligations of any Assignee under this Agreement may be waived or modified by any of such parties and the Company, and the time of payment of any amount due or the time of performance of any obligation of such parties may be compromised, settled or extended in writing by such parties and the Company. The obligations of the Purchaser hereunder shall not be discharged or impaired or otherwise affected by (i) any extension or renewal of this Agreement or any obligations of any Assignee thereunder, without notice or further assent from the Purchaser; (ii) any rescission or any waiver, amendment or modification of any of the terms or provisions of this Agreement; (iii) any permitted assignment or delegation by the Company, or any of its successors and assigns, of its rights and obligations under this Agreement; or (iv) any other act or thing which may or might in any manner or to any extent vary the risk of the Purchaser or which would otherwise operate as a discharge of the Purchaser as a matter of law.

8.	MISCELLANEOUS.

8.1	Interpretation.

(a) References in this Agreement to “beneficial ownership” or beneficially own,” or any derivation of such terms, shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(b) The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

(c) Each party hereto acknowledges that it has been represented by competent counsel and participated in the drafting of this Agreement and the other Ancillary Agreements, and agrees that any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement and the other Ancillary Agreements.

(d) The original and controlling version of this Agreement and the other Ancillary Agreements shall be the version using the English language. All translations of this Agreement or any of the other Ancillary Agreements into other languages shall be for the convenience of the parties only, and shall not control the meaning or application of this Agreement or any of the other Ancillary Agreements. All notices and other communications required or permitted by this Agreement or any other Ancillary Agreements must be in English, and the interpretation and application of such notices and other communications shall be based solely upon the English language version thereof.

(e) When a reference is made in this Agreement or any other Ancillary Agreements to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule to this Agreement or such other Ancillary Agreements, unless otherwise indicated.

(f) Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this Agreement shall in any way limit the activities of the stockholders of the Purchaser or their respective Affiliates (other than the Purchaser and its Subsidiaries), provided that Confidential Information (as such term is defined in the confidentiality agreement attached hereto as Exhibit B) that may be disclosed or made available to the Purchaser Board Designee or the Purchaser Board Nominee in connection with his or her appointment as a member of the Company Board is not made available to such stockholders or Affiliates.

8.2	Fees and Expenses.

Each party hereto shall be solely responsible for the payment of the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the other Ancillary Agreements, except to the extent expressly set forth in this Agreement and the other Ancillary Agreements.

8.3	Governing Law; Arbitration.

(a) This Agreement and the documents to be entered into pursuant to it, save as expressly otherwise provided therein, shall be governed by and construed in accordance with the laws of Delaware.

(b) Any dispute, controversy or claim (each, a “Dispute” and collectively, the “Disputes”) arising out of, relating to or in connection with this Agreement, including, without limitation, any Dispute regarding its validity or termination, or the performance or breach thereof under this Agreement shall be settled exclusively and finally by a panel of three arbitrators selected by the mutual agreement of the parties to such Dispute in an arbitration proceeding administered by Judicial Arbitration and Mediation Services (“JAMS”) under its Comprehensive Arbitration Rules and Procedure in effect at the time of such proceeding, and judgment on the award rendered by such arbitrators may be entered in any court having jurisdiction thereof. If the parties to any such Dispute are unable to select such arbitrators within fifteen (15) days of the first notice given by any party to such Dispute to the other party or parties to such Dispute requesting arbitration and the selection of such arbitrators, any party to such Dispute may request that JAMS select such arbitrators, which selection shall be binding on the parties to such Dispute. If (i) two (2) or more Disputes arising out of or in connection with this Agreement are simultaneously pending, (ii) the subject matters of such Disputes involve common questions of law or fact and (iii) the independent resolution of each such Dispute could result in conflicting decisions or obligations, such Disputes may be consolidated in a single proceeding. If more than one arbitration proceeding involving any such Disputes is pending, such proceedings shall, at the request of any party to such Dispute, be consolidated and settled in a single arbitration proceeding; provided that the determination of whether such Disputes shall be consolidated shall be determined by the first panel of three arbitrators established to settle any such Dispute. If such Disputes are consolidated and more than one panel of three arbitrators has been established to settle any of such Disputes, the parties to such Dispute shall, within twenty (20) days of such consolidation, select one panel of three arbitrators so established to settle the single consolidated arbitration proceeding. Unless the parties to such Dispute otherwise agree to conduct any arbitration proceeding pursuant to this Section 8.3 elsewhere, such proceeding shall be conducted and any decision shall be rendered in New York, New York or such other venue to be selected by mutual agreement of the parties to such Dispute. Expenses and costs associated with the submission of any Dispute to arbitration shall be the responsibility of the party against whom a final decision is rendered with respect to that Dispute (provided that in the case of multiple Disputes that are consolidated into a single proceeding, the costs of such proceeding shall be borne on a Dispute-by-Dispute basis by the party against whom a final decision is rendered with respect to each particular Dispute). The award rendered by the arbitrators shall be final and binding on the parties to the Dispute; provided, however, that (i) by agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request for such provisional remedies by a party to a court shall not be deemed a waiver of this Agreement to arbitrate, and (ii) in addition to the authority conferred upon the tribunal by the rules specified above, the tribunal shall also have the authority to grant provisional remedies, including injunctive relief.

8.4	Specific Enforcement.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific intent or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled by law or equity.

8.5	No Third Party Beneficiaries.

This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and are not for the benefit of, nor may any provision hereof be enforced by, any other Person.

8.6	Entire Agreement.

This Agreement, the Confidentiality Agreement, the Master Agreement and the other Ancillary Agreements, and the other documents delivered expressly hereby, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

8.7	Severability.

The provisions of this Agreement shall be severable, and any invalidity, unenforceability or illegality of any provision or provisions of this Agreement shall not affect any other provision or provisions of this Agreement, and each term and provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

8.8	Amendment and Waiver.

(a) This Agreement may be modified or amended at any time by the agreement of the Purchaser and the Company, provided, that without the consent of the Purchaser, the Company may (i) enter into agreements with permitted assignees pursuant to the terms of this Agreement, providing in substance that such permitted assignees will be bound by this Agreement, and (ii) amend this Agreement (A) to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, ruling or regulation of the SEC, the Internal Revenue Service or any other United

States federal or state agency, or in any United States federal or state statute, and to cure any ambiguity or correct or supplement any provision of this Agreement that may be incomplete or inconsistent with any other provision contained herein, so long as any amendment under this clause (ii) does not adversely affect the investment in the Company of the Purchaser or any of its Affiliates or the rights, duties or obligations of the Purchaser or any of its Affiliates hereunder, and provided, further, that, notwithstanding the foregoing provisions of this Section 8.8, no amendment of this Agreement shall change the provisions of this Section 8.8 without the prior written consent of the Purchaser.

(b) No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

8.9	Notices.

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) two (2) days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the parties hereto at the respective addresses set forth below, or as notified by such party from time to time at least ten (10) days prior to the effectiveness of such notice:

if to the Purchaser:	NXP B.V.
High Tech Campus 60
5656 AG Eindhoven
The Netherlands
Attention: Theo Claasen
Facsimile: +31 (0)40 274 3399

with a copy to:
Simpson Thacher & Bartlett LLP
2550 Hanover Street
Palo Alto, California 94304
Attention: Richard Capelouto
Facsimile: (650) 251-5002

if to the Company:	DSP Group, Inc.
2580 North First Street, Suite 460
San Jose, CA, 95131
Attention: Eli Ayalon
Facsimile: +1 (408) 986-4323

with a copy to:	Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105
Attention: Bruce A. Mann
Facsimile: (415) 268-7522

8.10	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one instrument.

8.11	Attorneys’ Fees.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement, effective as of the Closing Date.

NXP B.V.

By:	/s/ Theo Claasen
Name:	Theo Classen
Title:	Executive Vice President, Business Development

DSP GROUP, INC.

By:	/s/ Eli Ayalon
Name:	Eli Ayalon
Title:	Chief Executive Officer

By:	/s/ Dror Levy
Name:	Dror Levy
Title:	Chief Financial Officer

EXHIBIT A

CERTAIN DEFINITIONS

Terms used in the Agreement without definition shall have the respective meanings given them in the Master Agreement. In addition, for purposes of the Agreement (including this Exhibit A) the following terms shall have the following meanings:

Adverse Disclosure. “Adverse Disclosure” shall have the meaning specified in Section 4.3(e)(ii) of the Agreement.

Affiliate. “Affiliate” shall mean, with respect to any specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

Assignee. “Assignee” shall have the meaning as specified in Section 3.1(e) of this Agreement.

Change of Control. “Change of Control” shall mean the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s voting stock or other voting stock into which such voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to one or more persons; or (3) any other merger, tender offer, exchange offer, reclassification, reorganization, recapitalization or other transaction involving the Company pursuant to which the stockholders of the Company immediately before such transaction do not beneficially own, directly or indirectly, at least 50% of the combined voting power of the outstanding voting stock of the Company or Entity resulting from such transaction in substantially the same proportion as their ownership of the voting stock immediately before such transaction.

Class III Director. “Class III Director” shall have the meaning specified in Section 1.1 of the Agreement.

Closing. “Closing” shall have the meaning specified in Section 1.1 of the Agreement.

Common Stock. “Common Stock” shall have the meaning specified in the Recitals to the Agreement.

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Company Board. “Company Board” shall have the meaning specified in Section 1.1 of the Agreement.

Company Securities. “Company Securities” shall have the meaning specified in the Recitals to the Agreement.

Covered Affiliate. “Covered Affiliate” shall have the meaning specified in Section 2.1(a) of the Agreement.

Demand Registration. “Demand Registration” shall have the meaning specified in Section 4.1(a) of the Agreement.

Dispute. “Dispute” shall have the meaning specified in Section 8.3(b) of the Agreement.

Entity. “Entity” shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Governmental Authority. “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any Entity properly exercising executive, legislative, judicial, regulatory or administrative functions of government.

Holders. “Holders” shall have the meaning specified in Section 4.1 of the Agreement.

Initiating Holders. “Initiating Holders” shall have the meaning specified in Section 4.3(b) of the Agreement.

JAMS. “JAMS” shall have the meaning specified in Section 8.3(b) of the Agreement.

Marketed Underwritten Shelf Take-Down. “Marketed Underwritten Shelf Take-Down” shall have the meaning specified in Section 4.2(d)(i) of the Agreement.

Master Agreement. “Master Agreement” shall have the meaning specified in the Recitals to the Agreement.

Notice of Request for Registration. “Notice of Request for Registration” shall have the meaning specified in Section 4.3(a) of the Agreement.

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Option Shares. “Option Shares” shall have the meaning specified in Section 3.3(b) of the Agreement.

Ownership Threshold. “Ownership Threshold” shall have the meaning specified in Section 1.1(b) of the Agreement.

Payment Determination. “Payment Determination” shall have the meaning specified in Section 7.2(b) of the Agreement.

Person. “Person” shall mean any person, Governmental Authority or Entity.

Potential Competitor. “Potential Competitor” shall have the meaning specified in Section 3.1(b)(i) of the Agreement.

Public Distribution. “Public Distribution” shall mean an offering and sale of Company Securities pursuant to an effective registration statement under the Securities Act that is either: (i) a bona fide public offering that is effected through an underwriter, provided, that no sales of Company Securities are made to any Person who would, to the knowledge of the Purchaser, acquire more than one percent (1%) of the outstanding Common Stock in such transaction (other than the underwriter), and provided, further, that if any such Person (A) is a 13G Eligible Person and (B) is not otherwise known to the Purchaser to be purchasing such securities with the intent of gaining or exercising control over the Company, then the percentage limitation described in the preceding proviso may be waived with the prior written consent of the Company, which consent will not be unreasonably withheld (it being understood that the Company may withhold consent to a Transfer to a 13G Eligible Person where, among other things, such Person is of a type which is reasonably likely to Transfer the Company Securities to a Person who may have the intent of gaining or exercising control over the Company); or (ii) any other such offering and sale pursuant to which, to the knowledge of the Purchaser, no Person is purchasing more than one percent (1%) of the outstanding Common Stock.

Purchaser Board Designee. “Purchaser Board Designee” shall have the meaning specified in Section 1.1(a) of the Agreement.

Purchaser Board Nominee. “Purchaser Board Nominee” shall have the meaning specified in Section 1.2 of the Agreement.

Purchaser Shares. “Purchaser Shares” shall have the meaning specified in Section 5.1 of the Agreement.

Registrable Securities. “Registrable Securities” shall have the meaning specified in Section 4.1(c) of the Agreement.

Registration Expenses. “Registration Expenses” shall mean any and all out-of-pocket expenses incident to the Company’s performance of or compliance with Section 4 of the Agreement, including, without limitation, (i) all SEC, National Association of Securities Dealers, Inc. and securities exchange registration and filing fees, (ii) all fees

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and expenses of complying with state securities or blue sky laws (including reasonable fees and disbursements of counsel for any underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or automated quotation system, (v) the fees and disbursements of counsel for the Company and of its independent public accountants, (vi) the reasonable fees and expenses of any special experts retained by the Company in connection with the requested registration, (vii) the reasonable fees and expenses of a single counsel to the Holders and (viii) out-of-pocket expenses of underwriters customarily paid by the issuer to the extent provided for in any underwriting agreement, but excluding (x) underwriting discounts and commissions, transfer taxes, if any, and documentary stamp taxes, if any, and (y) any fees or disbursements of counsel to the Holders or any Holder (other than a single counsel to the Holders).

Requirements of Law. “Requirements of Law” shall mean, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and all federal, state, local and foreign laws, rules and regulations, including, without limitation, securities, antitrust, communications, licensing, health, safety, labor and trade laws, rules and regulations, and all orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Rule 144. “Rule 144” shall have the meaning specified in Section 4.1(c)(ii) of the Agreement.

Rule 144 Transaction. “Rule 144 Transaction” shall mean a transfer of Company Securities pursuant to Rule 144.

Sale Notice. “Sale Notice” shall have the meaning specified in Section 3.3(a) of the Agreement.

SEC. “SEC” shall mean the Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Shelf Period. “Shelf Period” shall have the meaning specified in Section 4.2(b) of the Agreement.

Shelf Registration Statement. “Shelf Registration Statement” shall have the meaning specified in Section 4.1(d) of the Agreement.

Shelf Suspension. “Shelf Suspension” shall have the meaning specified in Section 4.2(c) of the Agreement.

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Shelf Take-Down. “Shelf Take-Down” shall have the meaning specified in Section 4.1(e) of the Agreement.

Significant Transfer. “Significant Transfer” shall have the meaning specified in Section 3.3(a) of the Agreement.

Standstill Period. “Standstill Period” shall have the meaning specified in Section 2.1(a) of the Agreement.

Stock Limitation. “Stock Limitation” shall have the meaning specified in Section 2.1(b) of the Agreement.

Subsidiary. “Subsidiary” shall mean with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

13G Eligible Person. “13G Eligible Person” shall mean any Person (i) who is eligible to report its beneficial ownership of (or will or would be eligible upon acquisition of) equity securities of the Company (including Common Stock) on Schedule 13G under the Exchange Act and (ii) without limiting the foregoing, with respect to whom clause (i) of paragraph (b)(1) of Rule 13d-1 under the Exchange Act is true and correct.

Transfer. “Transfer” shall have the meaning specified in Section 3.1(a) of the Agreement.

Underwritten Shelf Take-Down. “Underwritten Shelf Take-Down” shall have the meaning specified in Section 4.2(d)(i) of the Agreement.

Underwritten Shelf Take-Down Notice. “Underwritten Shelf Take-Down Notice” shall have the meaning specified in Section 4.2(d)(i) of the Agreement.

Violation. “Violation” shall have the meaning specified in Section 4.9(a) of the Agreement.

Voting Securities. “Voting Securities” shall mean (i) the Common Stock and any other securities (including voting preferred stock) issued by a company which are entitled to vote generally for the election of directors or other governing body of the company, whether currently outstanding or hereafter issued, and (ii) all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock or any such securities, whether at the time of issue or upon the passage of time or the occurrence of some future event.

A–5

EXHIBIT B

CONFIDENTIALITY AGREEMENT

B–1

EXHIBIT C

POTENTIAL COMPETITORS

Atmel Corporation

AudioCodes Ltd.

Broadcom Corporation

Conexant Systems, Inc.

Infineon Technologies AG

Marvel Technology Group Ltd.

Oki Electric Industry Co., Ltd.

Sitel Semiconductor B.V.

Texas Instruments, Inc.

C–1